Exhibit 99.2

Consent of Houlihan Capital, LLC

We hereby consent to (i) the inclusion of our opinion letter, dated December 7, 2023, to the OCA Board as Annex C to the proxy statement/prospectus included in the Form S-4 of Powermers Smart Industries, Inc. Registration No. [●] (including any amendments and supplements thereto, the “Registration Statement”), and (ii) all references to our opinion letter in the sections captioned, “Questions and Answers About the OCA Stockholder Proposals,” “Summary of the Proxy Statement/Prospectus,” “Risk Factors,” “Stockholder Proposal No. 1: The Business Combination Proposal—Background of the Business Combination,” “Stockholder Proposal No. 1: The Business Combination Proposal—Opinion of Houlihan, Fairness Opinion Provider” and “Information About OCA—Effecting a Business Combination” of the proxy statement/prospectus which forms a part of the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to in whole or in part in any other registration statement, proxy statement/prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ HOULIHAN CAPITAL, LLC
HOULIHAN CAPITAL, LLC

Chicago, Illinois
February 13, 2024